HSBC USA Inc.

Filed Pursuant to Rule 433

Registration No. 333-180289

July 30, 2012

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012, Prospectus Supplement dated March 22, 2012 and Fixed Rate Underlying Supplement dated April 30, 2012)

2.40% Fixed Rate Notes Due August 8, 2019 3.35% Fixed Rate Notes Due August 8, 2025

Offering Period: 07/30/12 - 08/03/12	Trade Date: 08/03/12	Settlement Date: 08/08/2012

Issuer Rating	Principal Amount	Price to Public	Maturity Date	Payment at Maturity	Coupon Rate	Coupon Payment Dates	CUSIP/ ISIN	Minimum Denomination	Minimum Increments	Fees and Commissions
										Varying Discounts	Referral Fees	Total
A+ (S&P); A2 (Moody’s); AA (Fitch)†		100%	August 8, 2019, or if such a day is not a Business Day, the next succeeding Business Day.	On the Maturity Date, for each Note, we will pay you the Principal Amount of your Notes plus the final Coupon.	2.40% per annum, calculated on a 30/360 unadjusted basis	The 8th calendar day of each month commencing on September 8, 2012, up to and including the Maturity Date. If such a day is not a Business Day, the Coupon Payment Date will be the next succeeding Business Day.	4042K12X0/US4042K12X07	$1,000	$1,000	Up to $8.75 / 0.875%	Up to $1.25 / 0.125%	Up to 1.000%
A+ (S&P); A2 (Moody’s); AA (Fitch)†		100%	August 8, 2025, or if such a day is not a Business Day, the next succeeding Business Day.	On the Maturity Date, for each Note, we will pay you the Principal Amount of your Notes plus the final Coupon.	3.35% per annum, calculated on a 30/360 unadjusted basis	The 8th calendar day of each month commencing on September 8, 2012, up to and including the Maturity Date. If such a day is not a Business Day, the Coupon Payment Date will be the next succeeding Business Day.	4042K12Y8/US4042K12Y89	$1,000	$1,000	Up to $11.25 / 1.125%	Up to $2.50 / 0.25%	Up to 1.375%

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The Fixed Rate Notes offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. We or one of our affiliates will act as calculation agent with respect to the Notes. Wells Fargo Bank, National Association will act as trustee. The paying agent will be HSBC Bank USA, N.A.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Fixed Rate Underlying Supplement. Any representation to the contrary is a criminal offense.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page S-3 of the prospectus supplement and on page S-1 of the Fixed Rate Underlying Supplement.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Fixed Rate Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Fixed Rate Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Fixed Rate Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may obtain:

•	The Fixed Rate Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412025160/v311112_424b2.htm
•	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
•	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm
The Notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per Note / Total for the 2.40% Fixed Rate Notes	$1,000 /
Per Note / Total for the 3.35% Fixed Rate Notes	$1,000 /

1 Representing the average Per Note fees and commissions.